Exhibit 10.2

AMENDMENT
TO
EMPLOYMENT, CONFIDENTIALITY AND NON-COMPETITION AGREEMENT

THIS AMENDMENT (“Amendment”) to that certain Employment, Confidentiality and Non-Competition Agreement (the “Employment Agreement”), entered into between ARTISTdirect, Inc., a Delaware corporation (the “Company”), and Octavio Herrera (“Executive”), is entered into as of July 28, 2006.  Capitalized terms used herein and not defined shall have the meanings given to them in the Employment Agreement.

RECITALS

WHEREAS, the parties hereto entered into the Employment Agreement effective as of July 28, 2005; and

WHEREAS, the parties hereto desire to amend the Employment Agreement, all upon the terms and conditions set forth herein.

NOW, THEREFORE, for valuable consideration, the receipt of which is hereby acknowledged, the parties agree to the terms and conditions set forth herein.

1.              Performance Bonus.  Section 2.2 shall be amended to include the following language at the end of the Section:

“Any Performance Bonus shall be paid during the first half of the next calendar year following the period for which it is earned.”

2.              Stock Option Grant.  Reference to “Nasdaq National Market” in Section 3 of the Employment Agreement shall be replaced with “Over the Counter Bulletin Board.”

3.              Standard of Performance.  Subject to Executive’s satisfaction of Section 4 of this Amendment, the parties hereby agree that all references to “twelve (12) months” contained in Section 4 of the Employment Agreement shall be deleted and replaced with “twenty-four (24) months.”  In addition, during the twenty-four (24) month period, Executive shall ensure that OnSystems does not operate or do any business whatsoever that would require Executive’s attention except for activities reasonably related to the wind-down and dissolution of OnSystems.  In the event that Executive becomes aware of any development regarding OnSystems that may require Executive’s attention which is not related to the wind-down and dissolution, Executive shall immediately notify the Company of such development.

4.              OnSystems.  Executive further agrees to file or cause to be filed with the Secretary of State of California a Certificate of Election to Wind Up and Dissolve OnSystems (the “Election”), which shall be filed on or before August 18, 2006 (the “Deadline”).  Failure to file the Election by the Deadline shall constitute a breach of Executive’s obligations under the Employment Agreement.

5.              Termination Payments.  A new Section 5.6 shall be added which shall read as follows:

“5.6.       Termination Payments.  If Executive is entitled to any payments or benefits pursuant to either Section 5.3 or 5.4 of this Agreement, then, to the extent necessary to avoid adverse tax consequences pursuant to Section 409A of the Internal Revenue Code of 1986, as amended, the first installment of Executive’s Base Salary shall be paid six (6) months after Executive becomes entitled to the continuation of Base

Salary and shall be in an amount equal to the aggregate of six (6) months of Base Salary as provided in Section 5.3 or 5.4, as applicable.  Thereafter, the balance due shall be paid according to the terms of Section 5.3 or 5.4, as applicable.”

6.             Conflicts.  Except as expressly set forth in this Amendment, the terms and provisions of the Employment Agreement shall continue unmodified and in full force and effect.  In the event of any conflict between this Amendment and the Employment Agreement, this Amendment shall control.

7.             Governing Law.  This Amendment shall be governed and construed under the laws of the State of California, and shall be binding on and shall inure to the benefit of the parties and their respective successors and permitted assigns.

[The remainder of this page is left blank intentionally.]

IN WITNESS WHEREOF, the parties hereto have executed this Amendment, effective as of the date written above.

“EXECUTIVE”	“COMPANY”

Octavio Herrera	ARTISTdirect, Inc.

/s/ Octavio Herrera	By: /s/ Robert N. Weingarten
Octavio Herrera	Robert N. Weingarten Its: Chief Financial Officer